Exhibit 99.1

Energy Recovery Announces Appointment of Refrigeration, Water Executives to Board of Directors

SAN LEANDRO, Calif. — July 10, 2023 — Energy Recovery, Inc. (NASDAQ: ERII) today announced the appointment of refrigeration executive David Moon and water solutions leader Colin Sabol to its Board of Directors.

“Mr. Moon and Mr. Sabol’s extensive expertise in their respective fields will be a great asset as we continue expanding our PX technology into new markets and advancing the environmental sustainability of our customers’ operations,” said Robert Mao, Chairman of the Board, President and Chief Executive Officer of Energy Recovery. “With decades of combined global experience in management, commercial engagement, and technology, we look forward to their contributions to our innovation and growth.”

Mr. Moon has led and advised commercial heating and cooling companies around the world. Most recently, he served as President of Carrier Commercial Refrigeration, a division of Carrier Global Corporation and leading supplier of high-efficiency CO2 refrigeration systems in Europe and Asia. In this role, Mr. Moon improved Carrier’s technological capabilities and built relationships with top food, pharmaceutical, and logistics customers. Prior to Carrier, Mr. Moon was an independent advisor at Ares Management, focusing on acquisitions in the HVACR and building products markets. Before his time at Ares, he served for nearly 20 years in multiple executive roles at Heatcraft Worldwide Refrigeration, a division of Lennox International Inc., and began his career at Tenneco, Inc. and AlliedSignal Inc.

Mr. Moon previously served as a Board Member for CoolSys, the parent of market-leading refrigeration and HVAC services companies, and for American Woodmark Corporation, one of the nation's largest cabinet manufacturers. Mr. Moon holds an M.B.A. and a B.S. in Civil Engineering from Texas A&M University.

“I am thrilled to be part of this visionary team that is ushering in the next generation of climate-friendly solutions in commercial refrigeration,” said Mr. Moon. “This is an exciting time for Energy Recovery as its technologies enable customers to choose more sustainable refrigeration systems and do so in a way that future-proofs their operations and reduces cost. I look forward to playing a role in our continued progress.”

Mr. Sabol is an accomplished business leader, strategist, and dealmaker with over 20 years of experience in the global water and energy markets. He was President of Measurement & Control Solutions at water technology provider Xylem Inc. from 2017-2022. He previously led Xylem businesses including Analytical Instrumentation, Water Treatment, and Dewatering Pump Rentals, building and maintaining a $2 billion backlog by launching five new product platforms and leveraging the company’s position in utility-grade communications. Before Xylem, Mr. Sabol enjoyed a 17-year tenure with General Electric, serving as Chief Marketing Officer for GE Water from 2002-2006.

His board experience includes nearly a decade with Faradyne Motors, a joint venture between Xylem and Pentair, and as Board Chair of Xylem Watermark, Xylem’s corporate social responsibility program focused on addressing natural disasters, clean water access, and community resilience. Mr. Sabol holds a B.S. in Materials Engineering from Alfred University and completed MBA Studies in business and finance at Ohio State University and Union College.

“Energy Recovery’s 30-year legacy in desalination has built an incredible foundation for its impressive wastewater treatment capabilities, and I am delighted to help further the company’s industry leadership in this and other markets,” said Mr. Sabol. “It is a pleasure to join this distinguished group of directors and I look forward to contributing to Energy Recovery’s mission to develop more efficient, sustainable, and customer-oriented solutions to the world's most critical industries. This goal has been a passion of mine throughout my career, and I could not imagine a better place to further this shared vision.”

For a full list of Energy Recovery Board of Directors members, please visit https://energyrecovery.com/about-us/board-directors/.

About Energy Recovery
Energy Recovery (NASDAQ: ERII) creates technologies that solve complex challenges for commercial and industrial fluid-flow markets worldwide. Building on our pressure exchanger technology platform, we design and manufacture solutions that make commercial and industrial processes more efficient and sustainable. What began as a game-changing invention for desalination has grown into a global business accelerating the environmental sustainability of customers’ operations in multiple industries. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing and research and development facilities across California and Texas with sales and on-site technical support available globally. For more information, please visit www.energyrecovery.com.

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